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                                                                   Exhibit 10.44

[INTRACEL LETTERHEAD]



January 5, 1999


Steven T. Rosen, M.D.
Director
The Robert H. Lurie Comprehensive Cancer Center
Of Northwestern University
Olson Pavilion 8250
303 East Chicago Avenue
Chicago, IL 60611

Dear Dr. Rosen:

This Letter of Intent ("Letter"), when accepted by Intracel Corporation ("Intracel") and Northwestern University ("University") shall confirm the understandings between the parties with respect to the development of an OncoVAX(R) Center.

1. The scope of the proposed affiliation is described as follows: The creation of a cGMP laboratory facility and support areas including administrative space and storage for the commercialization of Intracel's OncoVAX(R).

2. It is intended that the proposed affiliation shall commence upon the execution of a Definitive Agreement between University and Intracel.

3. Each of the parties to this Letter hereby represents to the other that neither it (directly or indirectly) nor any of its respective affiliates (directly or indirectly) has entered into or is bound by the terms of any understanding, agreement, judgment, order or settlement which is inconsistent with the terms or intent of this Letter, or which would preclude it from entering into and performing in accordance with the terms of a Definitive Agreement consistent with the terms or intent of this Letter. Promptly after the terms of this Letter are mutually agreed to, each party will cause its attorneys to commence preparation of a draft of the Definitive Agreement and shall deliver the same to a representative of each party as promptly as reasonably possible thereafter.

4.   The scope of this project is described as follows:

          o University and/or Evanston Hospital will provide the proposed affiliation with Medical Director and physician advisory services. Medical Director compensation shall be set based upon this projected time commitment.

          o Intracel will rent space from a facility controlled by University, or Evanston Hospital, or Northwestern Medical Faculty Foundation.

          o    Intracel will operate the laboratory.






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          o    Intracel will purchase additional services from University, including but no limited to:

               -    Support services such as bioengineering and housekeeping.

               -    Specialized laboratory testing.

               -    Sales and marketing support.

               - Support in developing relationships with managed care entities and physician groups.

          o Intracel and University agree to coordinate publicity with respect to the opening of the center.

5. Each of the parties hereto shall bear its own legal, accounting, and other fees and expenses incurred in connection with this project.

6. Although this Letter does express the understanding of the parties with respect to the proposed affiliation, with the exception of the terms of paragraph 5, nothing herein will be construed or deemed to constitute any legally enforceable or binding right or obligation of the parties hereto. All such rights and obligations shall arise only in connection with the Definitive Agreement.

7. In the event that the Definitive Agreement is not entered into by February 15, 1999, at the election of any of the parties hereto, this Letter shall immediately terminate upon written notice given by the terminating party to the other by messenger of overnight mail, and with the exception of the terms of the paragraph 5 above, shall be of no further force or effect.



AGREED TO THIS 5th DAY OF JANUARY, 1999

NORTHWESTERN UNIVERSITY



/s/ STEVEN T. ROSEN
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Steven T. Rosen, M.D.

INTRACEL CORPORATION



/s/ DANIEL S. REALE
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Daniel S. Reale
Senior Vice President